Exhibit 99.1

January 2009 Golden Grain Energy Member Update Golden Grain Energy 1822 43rd St. SW Mason City, IA 50401 641-423-8525 www.goldengrainenergy.com Page 2: Tax Information Page 4: From the chair Golden Grain agrees to share management services with Homeland Homeland Energy Solutions’s board of directors has reached an agreement with the board of directors from Golden Grain Energy in Mason City to share management services, including the leadership of Golden Grain’s CEO Walt Wendland and CFO Christy Marchand. Other managers shared include Chad Kuhlers, plant manager; Brook Peters, controller; Sarah Frein, human resources director and shareholder services; and Larry Pascal, health and safety manager. “Both companies will operate independently, but will utilize the same experienced management team that Golden Grain has utilized,” Wendland said. “We think this is a very cost-effective way to spread the management costs and lower the operating expenses for both companies.” The initial three-year agreement became effective Dec. 15, 2008. New date for annual meeting: 11:30 a.m. Thursday March 12 Floyd Community Center From the president: Despite ups, downs, ethanol still on course As I look back on the past year the first line of The Tale of Two Cities popped into my mind: “It was the best of times, it was the worst of times, it was the age of wisdom, it was the age of foolishness.” Our industry has seen it all this year. We started the year off with ethanol prices at $1.50 a gallon, by the end of June, with oil at $147 a barrel, ethanol was $3.00 per gallon. Then with the biggest fall in commodity prices since the Depression, prices fell to $1.30 in some spots. We have explained at our annual meetings why we were paying down debt to make it through the tough times. Well, those times are here, and we are here to stay. There are several advantages that this industry provides that are very important to the government and citizens of America. Listed below are just a few key points that show how important ethanol has become to us and our economy. •Ethanol is the only liquid transportation fuel currently reducing oil imports and America’s foreign oil dependence. •Ethanol is creating green jobs and economic opportunity today. It is an essential part of the economic recovery and development of the green economy. •Ethanol is a tool to address global warming. It is renewable, as opposed to petroleum, and helps address pressing environmental issues. •Ethanol is homegrown, creating jobs that cannot be outsourced. A robust ethanol industry is good for economy, energy, and the nation’s security. •Ethanol is available today and more of it is coming. •Ethanol is a proven, reliable, constant source of renewable fuel. •Ethanol is part of the nation’s energy future. It is evolving to meet the challenges of the future. It is high tech and cutting edge. •Ethanol is not responsible for food price hikes, as evidenced by the drop in corn prices, the corresponding rise in ethanol production and the continuing rise of food prices. The ethanol industry, along with the rest of the economy, is looking at some tough times right now. But Golden Grain is situated to make the most of the opportunities that inevitably follow challenges. — Walt Wendland, President & CEO Golden Grain Energy

Golden Grain Energy	January 2009

GGE’s 4th quarter results representative of ethanol industry’s current conditions Golden Grain Energy’s fiscal year ended October 31, 2008, with net income of $17.9 million or $0.73 per unit. This is down from $20.3 million or $0.83 per unit for the 2007 fiscal year. The average price we received for our ethanol increased by approximately 14% during our 2008 fiscal year as compared to our 2007 fiscal year, but our average corn price increased approximately 42% during this same period. GGE also recognized a $2.6 million lower of cost or market adjustment on forward contracts deemed “normal purchases” under FASB 133 for the year ended 10/31/08. The last few months have been the most challenging for margins in GGE’s history. GGE paid down approximately $2 million of debt and paid $15.9 million or $0.65/unit in the form of a distribution. We are hopeful margins will return to more profitable levels during 2009. The latest annual report can be found online under Investor Relations on GGE’s website. Year Ended 10/31/08 Year Ended 10/31/07 Year Ended 10/31/06 Revenues $278,702,939 $155,376,419 $113,575,311 Gross Profit $20,987,346 $23,872,321 $45,071,843 Net Income $17,895,576 $20,330,125 $42,421,018 Net Income per Unit $0.73 $0.83 $1.68 BALANCE SHEET 10/31/08 10/31/07 Current Assets $14,264,258 $11,523,935 Total Assets $126,877,240 $121,428,661 Current Liabilities $15,446,792 $10,263,239 Long-term liabilities $38,148,845 $40,480,395 Members Equity $72,681,603 $70,685,027 Estimated Taxable Income Golden Grain Energy is in the midst of completing its tax return for the tax year ended 12/31/08. Because of the income differential of the tax year verses fiscal year, economic stimulus packages and significantly more tax depreciation than book depreciation, GGE’s taxable income is estimated to be approximately a $0.05 per unit loss for 2008. The number of states GGE will file in will decrease significantly this year; however, we still expect to file in 3-5 states. This should also decrease your state filing responsibilities. We expect to send out K-1 forms the last week of February, so please submit any address changes soon. Please make sure you submit all the tax documents GGE sends you, including the information cover page, to your tax preparer. Home Federal grants waiver for covenant violations; GGE agrees to no ‘09 distribution Recently, we have been engaged in discussions with our primary lender, Home Federal Savings Bank, regarding the financial covenants included in our loan agreement. We were out of compliance with our distributions loan covenant as of October 31, 2008, and we anticipate being out of compliance with one or more of our loan covenants during our 2009 fiscal year. Home Federal has granted us a waiver of the loan covenant violations which existed at October 31, 2008, and they have waived certain financial covenants that we currently anticipate may not be met during our 2009 fiscal year. In exchange for this waiver, we have agreed to take certain steps including amending our loan agreement with Home Federal to revise some of our financial covenants, agreeing to raise an additional $5,000,000 in equity by November 1, 2009, agreeing to pay all of Home Federal’s costs associated with amending the loan agreement, instituting a minimum interest rate of 6% on our variable interest rate loans, and paying a fee to Home Federal of $23,500. We have also agreed not to make a distribution during our 2009 fiscal year. We anticipate finalizing the amendment to our loan agreement in February 2009.

January 2009	Golden Grain Energy

Ethanol, Between a Rock & a Hard Place

Unfortunately for the ethanol community, things continue to move from bad to worse. Producers are currently caught between petroleum prices (rbob) and gasoline values moving one way (lower), and corn values moving another (recovery from lows). The chart to the right highlights the recent divergence between corn values (blue line) and gasoline values (red line). In a nutshell, rbob futures continue to make new lows, while corn has recovered by almost a dollar a bushel from its recent lows. For producers, higher feedstock prices have continued to pressure margins and producers fight to keep ethanol/output values competitive with lower priced gasoline. A quick look at the forward values for futures reveals ethanol at a sharp premium to gasoline values throughout 2009.

Corn and RBOB (gasoline) values diverge...


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	RBOB	CBOT ETH	ETH/RBOB DIFFS
1Q09	1.01	1.56	+55
2Q09	1.17	1.60	+43
3Q09	1.19	1.65	+46
4Q09	1.17	1.70	+53
Cal9	1.14	1.63	+49

As such, blenders are finding little incentive to use ethanol beyond mandated levels. Consumers likewise are finding little incentive to expand usage of E-85, which currently shows a national average price of only 4 cents under conventional gasoline despite a significant btu/mileage disadvantage. From an E-10 blend perspective, we calculate the following:

Chicago Unl.87:	.8850
Chicago RBOB:	.9250
Chicago Ethanol:	1.5450
Chicago E10:	.9870
E10 vs Unl. 87	+.1020

As such, there continues to be little incentive for refiners/blenders to ramp up their use of ethanol beyond mandated requirements. Even there, we find it interesting that 2008 RIN (Renewable Identification Number) certificate values are trading around the 8-cent level. Meaning based on the calculation above, it's still cheaper for the refiner/blend to buy a RIN (credit from another refiner that is exceeding the minimum renewable requirements), and thus forgo actually blending the physical ethanol (i.e. 8 cents for a RIN, 10 cents to blend). While some estimates have the available supply of excess RINs near a billion gallons, the real crux for producers may come when that RIN supply becomes short. A situation where ethanol is 50+ cents above conventional gasoline (or perhaps more), and "affordable" RINs are not available becomes a situation ripe for the refiner to lobby for a waiver of the RFS requirement (i.e. argue ethanol is making gasoline more expensive to the consumer in tough economic times). Without that mandate, we have a severe ethanol production over capacity under current economics. Whether or not the Obama administration would grant such a potential waiver is as yet hard to determine. In the meantime, it looks like a rough start to the new year for ethanol producers.

(Reprinted with permission from RJ O'Brien & Associates)

Reduced production now fits market conditions

Due to current conditions in the ethanol market, as of Dec. 29, 2008, Golden Grain's leaders have decided to reduce production at the ethanol plant to perform maintenance and improvements to plant performance. This will allow us to minimize or eliminate the normal plant shutdown we schedule each spring. We will continually monitor conditions in the ethanol market, and we anticipate that the amount by which we reduce production, if at all, will vary as market conditions fluctuate. However, we expect to increase our production capacity quickly should conditions in the ethanol market permit.

Golden Grain Energy LLC Board of Directors Dave Sovereign, Chairman Steve Sukup, Vice Chairman Ron Pumphrey, Secretary Jim Boeding Stephen Eastman Stan Laures Jerry Calease Marion Cagley Steve Core Leslie Hansen Duane Lynch Bernard Retterath Management Team Walter Wendland, President & CEO Scott Gudbaur, Commodity Manager Chad E. Kuhlers, Plant Manager Christy Marchand, Chief Financial Officer 1822 43rd St. SW Mason City, IA 50401 641-423-8525 888-GGE-CORN Fax: 641-421-8457 www.goldengrainenergy.com info@ggecorn.com This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request. From the chairman: Ethanol industry wounded, but set to come roaring back Fellow members, On behalf of the Board of Directors I would like to express our gratitude to our members for their support and generosity during the past year, especially in the midst of the many erroneous charges made against ethanol and the ethanol industry. The ethanol industry has weathered attacks on energy balance, food vs. fuel and the use of tax incentives. As each argument is proven false, the critics move onto something else. Golden Grain Energy is an active member in the trade groups dedicated to dispelling these myths, putting the facts out into the public and letting people know the truth. Our country’s citizens were heavily engaged in the energy debate when oil prices were high. Now, there is a real danger, with oil prices currently much lower, that consumers will become complacent. We cannot allow our neighbors and friends to forget how much of a danger imported oil is to our country’s economy and security and allow renewable fuels such as ethanol to be pushed into the background. Mike Bryan, publisher of Ethanol Producer Magazine, after the 2008 Fuel Ethanol Workshop wrote: “Ethanol is part of the next generation of fuels that will power the world. While not perfect, it is a cleaner, safer and more peaceful alternative to oil. So, embattled as ethanol may be from time to time, we can never waiver from our commitment to build an industry that repels those who are against change and those who would choose to let the perfect become the enemy of the good.” Right now our ethanol industry is wounded from all these different attacks, from the media as well as from the economic crisis our country is mired into. Injured animals will fight and claw their way to safety. An injured lion will still roar and the renewable fuel industry, much like that wounded lion will come roaring back — leaner and more efficient and productive than ever before. Our country and its citizens depend upon it. — Dave Sovereign Chairman Board of Directors Golden Grain Energy Corn oil separation set to start up soon at Golden Grain plant Construction of the oil extraction facility has been going well, reported Walt Wendland, although it was slowed some by the tough December weather. It is nearly complete, with start-up scheduled by the end of January. At this point, Golden Grain has identified several markets for the oil, but has not selected a specific marketer. The system, which extracts oil during the process of evaporating soluables after the ethanol has been processed, was tied into the existing system during the October maintenance shut-down. Oil is removed from the soluables before they are added back into the dried distillers grains for livestock feed.